Exhibit 10.22

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and BIGBAND NETWORKS, INC., a Delaware corporation (“Parent” and a “Borrower”), and BIGBAND NETWORKS BAS, INC., a Delaware corporation (“BAS” and a “Borrower” and collectively with Parent “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrowers hereby jointly and severally unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for a Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the Availability Amount. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers are jointly and severally obligated to provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers jointly and severally agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers further jointly and severally agree to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for a Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for a Borrower’s account, and each Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following a Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c) A Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an

Advance to Borrowers of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrowers may enter into foreign exchange contracts with Bank under which Borrowers jointly and severally commit to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to the Revolving Line Limit (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.

2.1.4 Cash Management Services Sublimit. Borrowers may use up to the Revolving Line Limit (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of a Borrower or any amounts that are not paid by Borrowers for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Term Loan.

(a) Availability. Bank shall make one (1) term loan available to Borrowers in an amount up to the Term Loan Amount on or not later than thirty (30) days after the Effective Date subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. Borrowers shall be jointly and severally obligated to repay the Term Loan in twenty-four (24) equal installments of principal (the “Term Loan Payment”). Beginning on the last Business Day of the month following the first anniversary of the month in which the Funding Date occurs, each Term Loan Payment shall be payable on the last of each month. Borrowers’ final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

(c) Prepayment. At Borrowers’ option, so long as an Event of Default has not occurred and is not continuing, Borrowers shall have the option, at any time and from time to time, to prepay all or not less than 25% of the Term Loan Amount advanced by Bank under this Agreement, without premium or penalty, provided Borrowers (a) provide written notice to Bank of their election to exercise to prepay the Term Loan at least three (3) days prior to such prepayment, and (b) pay, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made; (ii) all unpaid principal with respect to the Term Loan; and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.2 Overadvances. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (a) the Revolving Line or (b) the Borrowing Base, Borrowers shall be jointly and severally obligated to immediately pay to Bank in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below; provided, however, that during each Adjustment Period, interest shall accrue at a floating per annum rate equal to one and one half percentage point above the Prime Rate.

(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to one quarter of one percentage point above the Prime Rate, which interest shall be payable monthly; provided, however, that during each Adjustment Period, interest shall accrue at a floating per annum rate equal to one and one half percentage point above the Prime Rate.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of either Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrowers owe Bank when due. These debits shall not constitute a set-off.

(f) Payments. Unless otherwise provided, interest is payable monthly on the last Business Day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue. Bank’s receipt of any check or other item of payment shall be immediately applied to conditionally reduce the Obligations but shall not be considered a payment on account until three (3) Business Days after the date that such check or other payment item is received by Bank. Bank’s receipt of any wire transfer shall be considered a payment on account and shall be immediately applied to reduce the Obligations.

(g) Lockbox Account. Borrowers shall cause all payments with respect to the Accounts to be made to the lockbox account at the Bank (the “Lockbox Account”). During an Adjustment Period, cash collections and deposits to the Lockbox Account will be directed daily to a cash collateral account under Bank’s control, and Bank shall apply the funds in such cash collateral account to reduce the Obligations. After all the Obligations are so satisfied, any remaining funds in such cash collateral account shall be directed to the Designated Deposit Account.

2.4 Fees. Borrowers are jointly and severally obligated to pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of $105,000, on the Effective Date ($50,000 of which Borrowers paid as the good faith deposit) and a fully earned, non-refundable annual facility fee equal to one half of one percent (0.50%) of the Revolving Line, due on each anniversary of the Effective Date;

(b) Collateral Handling Fee. A collateral handling fee (the “Collateral Handling Fee”) on the last Business Day of each month, which shall be fully-earned and non-refundable on such date. The Collateral Handling Fee for each month shall be $2,000, unless the Adjusted Quick Ratio for immediately preceding month is less than 1.15 to 1.00, in which case it shall be $4,000; provided, however, that the Collateral Handling Fee shall not be due and payable in any month if average outstanding Advances for the immediately preceding month was $2,000,000 or greater;

(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one percent (1.00%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit;

(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears and fully-earned, on a calendar year basis, in an amount equal to 0.15% per annum of the average unused portion of the Revolving Line, as determined by Bank, if the Revolving Line principal outstanding was zero on any day during the preceding quarter;

(e) Termination Fee. A fee (the “Termination Fee”) of (i) three quarters of one percent (0.75%) of the Revolving Line Amount if the Revolving Line is terminated by Borrowers for any reason or no reason prior to the first anniversary of the Effective Date, and (ii) one half of one percent (0.50%) of the Revolving Line Amount if the Revolving Line is terminated by Borrowers for any reason or no reason on or after the first anniversary of the Effective Date; provided, however, that the Termination Fee shall not be due and payable if Borrowers enter into a new credit facility with Bank concurrent with the termination of the Revolving Line; and

(f) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) Each Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

(b) Each Borrower shall have delivered duly executed original signatures to the Control Agreements;

(c) Each Borrower shall have delivered its Operating Documents and a good standing certificate of such Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Each Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for such Borrower;

(e) Borrowers shall have delivered payoff letters from Horizon Technology Funding Company LLC and ADC Telecommunications Inc.;

(f) Borrowers shall have delivered evidence that (i) the Liens securing Indebtedness owed by Borrower to Horizon Technology Funding Company LLC and ADC Telecommunications Inc. will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated.

(g) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h) Borrowers shall have delivered the Perfection Certificates executed by Borrowers;

(i) Borrowers shall have delivered a landlord’s consent executed by the landlords for Borrowers’ Redwood City and Westborough locations, in favor of Bank;

(j) Borrowers shall have delivered a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(k) Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(l) Borrowers shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4, if the Credit Extension is an Advance, or a Term Loan, timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver.

Borrowers jointly and severally agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrowers expressly jointly and severally agree that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrowers’ obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrowers shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrowers jointly and severally represent, warrant, and covenant that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If a Borrower shall acquire a commercial tort claim, Borrowers shall promptly notify Bank in a writing signed by Borrowers of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrowers hereby authorize Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.

5 REPRESENTATIONS AND WARRANTIES

Borrowers jointly and severally represent and warrant as follows:

5.1 Due Organization and Authorization. Borrowers and each of their Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrowers’ business. In connection with this Agreement, Borrowers have delivered to Bank completed certificates substantially in the form attached hereto as Exhibit F, signed by Borrowers, entitled “Perfection Certificate”. Borrowers jointly and severally represent and warrant to Bank that (a) each Borrower’s exact legal name is that indicated on such Borrower’s Perfection Certificate and on the signature page hereof; (b) each Borrower is an organization of the type and is organized in the jurisdiction set forth in such Borrower’s Perfection Certificate; (c) each Borrower’s Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) each Borrower’s Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) neither Borrower (nor any of its predecessors) has, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on each Borrower’s Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete. If a Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with either Borrower’s organizational documents, nor constitute an event of default under any material agreement by which either Borrower is bound. Neither Borrower is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected have a material adverse effect on such Borrower’s business.

5.2 Collateral. Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Neither Borrower has deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in such Borrower’s Perfection Certificate delivered to Bank in connection herewith, or of which such Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

Except as otherwise permitted by this Section 5.2, the Collateral is not in the possession of any third party bailee (such as a warehouse but excluding customers of Borrowers). Except as hereafter disclosed to the Bank in writing by Borrowers, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificates (except that Collateral may be maintained at customer locations in the ordinary course of business). A Borrower may maintain Inventory and Equipment with third parties provided that the value of such Inventory and Equipment does not exceed $250,000 in aggregate at any time (not including Inventory and Equipment at customer locations in the ordinary course of business).

Each Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrowers’ knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.3 Accounts Receivable. For any Eligible Account, Eligible Foreign Account and Eligible Special Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts, Eligible Foreign Accounts and Eligible Special Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrowers’ Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account, Eligible Foreign Account and Eligible Special Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrowers have no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account, Eligible Foreign Account or Eligible Special Account in any Borrowing Base Certificate. To the best of Borrowers’ knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts, Eligible Foreign Accounts and Eligible Special Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against either Borrower or any of its Subsidiaries that could reasonably be expected to result in damages that exceed insurance coverage by more than $500,000.

5.5 Financial Statements. All consolidated financial statements of Parent and its Subsidiaries delivered to Bank fairly present in all material respects Parent’s consolidated financial condition and Parent’s consolidated results of operations (subject to normal year-end adjustment in the case of unaudited financial statements).

5.6 Solvency. The fair salable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; neither Borrower is left with unreasonably small capital after the transactions in this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Neither Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Neither Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of either Borrower’s or any of its Subsidiaries’ properties or assets has been used by such Borrower or any such Subsidiary or, to the best of Borrowers’ knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.8 Subsidiaries; Investments. Neither Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Each Borrower, or Parent on behalf of such Borrower, has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower. A Borrower may defer payment of any contested taxes, provided that Parent or such Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrowers are unaware of any claims or adjustments proposed for any of either Borrower’s prior tax years which could result in additional taxes becoming due and payable by either Borrower. Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of either Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrowers shall use the proceeds of the Credit Extensions solely as working capital, to repay the Indebtedness owed to Horizon Technology Funding Company LLC and ADC Telecommunications Inc. and to fund their general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of either Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6 AFFIRMATIVE COVENANTS

Each Borrower shall do all of the following:

6.1 Government Compliance. Except as is permitted under Section 7.3 and except to the extent that a liquidation of a Subsidiary would result in another Subsidiary owning such Subsidiary’s assets, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations. Such Borrower shall comply, and have each of its Subsidiaries comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on either Borrower’s business.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet as of the end of such period and income statement covering the consolidated operations of Parent and its Subsidiaries during the period certified by a Responsible Officer and in a form reasonably acceptable to Bank; (ii) as soon as available, but no later than thirty (30) days after the last day of each fiscal quarter, a company prepared consolidated and consolidating balance sheet as of the end of such period and income statement covering the consolidated operations and Parent and its Subsidiaries during the period certified by a Responsible Officer and in a form reasonably acceptable to Bank; (iii) as soon as available, but no later than one hundred eighty (180) days after the last day of Parent’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion, or in the event that a Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, a link thereto on such Borrower’s or another website on the Internet, and a duly completed Compliance Certificate signed by a Responsible Officer; (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to either Borrower’s security holders or to any holders of Subordinated Debtor, in the event that a Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, a link thereto on such Borrower’s or another website on the Internet; (v) in the event that a Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (vi) a prompt report of any legal actions pending or, to the knowledge of either Borrower’s Board or General Counsel, threatened in writing against a Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs (not covered by insurance) to either Borrower or any of its Subsidiaries of One Million Dollars ($1,000,000) or more; (vii) Board approved financial projections for Borrowers for each fiscal year, within thirty (30) days of the Board’s approval thereof; (viii) prompt notice of an event that materially and adversely affects the value of the intellectual property; and (ix) budgets, sales projections, operating plans and other financial information reasonably requested by Bank, to the extent that Borrowers prepare such information in the ordinary course of business.

(b) Within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment.

(c) Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenant set forth in this Agreement and the Adjusted Quick Ratio as of the last day of such month.

(d) during an Adjustment Period, a weekly transaction report of sales, credit memos and other collateral adjustments. During an Adjustment Period, such transaction report shall also be delivered in connection with each request for a Credit Extension; provided, however, that Borrowers may elect, upon thirty (30) days notice to Bank, to deliver transaction reports on a monthly basis while no Advances are outstanding under the Revolving Line.

(e) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every six (6) months unless (i) a Default or an Event of Default has occurred and is continuing, or (ii) if Bank believes there has been a deterioration in the Collateral or the Borrowers’ financial performance at any time during an Adjustment Period.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between each Borrower and its Account Debtors shall follow such Borrower’s customary practices as they exist at the Effective Date or as are disclosed to Bank from time to time. Borrowers must promptly notify Bank of all returns, recoveries, disputes and claims that involve the greater of (i) Five Hundred Thousand Dollars ($500,000) or (ii) five percent (5%) of the amount of the invoice with respect to which the return, recovery, dispute or claim relates.

6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which such Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a)(x) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b)(y)

after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

6.6 Operating Accounts.

(a) Maintain its and its Subsidiaries’ primary depository and operating accounts and securities accounts with Bank and Bank’s affiliates which accounts shall represent at least 33% of the dollar value of Borrowers’ and their Subsidiaries’ accounts at all financial institutions located in the United States.

(b) Provide Bank one (1) day’s prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that a Borrower at any time maintains, such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower’s employees and identified to Bank by such Borrower as such.

6.7 Financial Covenant. Borrowers shall maintain at all times, to be tested as of the last day of each fiscal quarter, on a consolidated basis with respect to Borrowers and their Subsidiaries a Tangible Net Worth of greater than negative $6,000,000.

6.8 Protection of Intellectual Property Rights. Such Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to such Borrower’s business to be abandoned, forfeited or dedicated to the public, except in the cases of clauses (a) and (c) where such Borrower’s General Counsel or Chief Technology Officer determines in its reasonable business judgment that such action (or inaction) is in such Borrower’s best interest.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, such Borrower and its officers, employees and agents and such Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to such Borrower.

6.10 Further Assurances. Such Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7 NEGATIVE COVENANTS

Neither Borrower shall do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete or unneeded Equipment; (c) in connection with Permitted Liens and Permitted Investments and other transaction permitted under Section 7.7; (d) transfers between Borrowers, and (e) of non-exclusive licenses for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Parent and its Subsidiaries, as applicable, or reasonably related or incidental thereto; (b) liquidate or dissolve (provided that BAS or any other Subsidiary may liquidate or dissolve so long as such Person’s assets are thereafter owned by (i) Parent, in the case of BAS, or (ii) a Borrower or a Domestic Subsidiary, in the case of a Subsidiary); or (c) (i) have a change in Senior Manager (unless a replacement is approved by a majority of the Compensation Committee of such Borrower’s Board of Directors, within 180 days of the date of termination such Senior Manager) or (ii) enter into any transaction or series of related transactions in which the stockholders of Parent who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of Parent immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Parent’s equity securities in a public offering or to venture capital investors or strategic investors). Such Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in book value of such Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Except for Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except that a Subsidiary may merge or consolidate into, or acquire all or substantially all of the assets of, another Subsidiary or into a Borrower and a Borrower may merge or consolidate into, or acquire all or substantially all of the assets of, the other Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Parent may convert or exchange any of its convertible securities into or for other securities pursuant to the terms of such convertible securities or otherwise and may make cash payments in lieu of fractional shares; (ii) such Borrower may pay dividends solely in common stock; and (iii) such Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchases do not exceed in the aggregate of $250,000 per fiscal year.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower, except for transactions that are in the ordinary course of such Borrower’s business, so long as such transaction does not have a material adverse impact upon the consolidated financial position of Parent, and, in the case of a transaction with an Affiliate that is not Parent or any of its Subsidiaries, such transaction is no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on such Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrowers fail to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Either Borrower fails or neglects to perform any obligation in Sections 6.2 (excluding clauses (iv) and (v) of Section 6.2(a)), 6.5, 6.6, or 6.7 or violates any covenant in Section 7; or

(b) Either Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by a Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (a) Any material portion of either Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank seeking to attach, by trustee or similar process, any funds of either Borrower or of any entity under control of either Borrower (including a Subsidiary) on deposit with Bank if such service of process or attachment is not rescinded with 10 days; (c) either Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of One Million Dollars ($1,000,000) becomes a Lien on any material portion of either Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of either Borrower’s assets by any government agency and not paid or appropriately contested within ten (10) days after such Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by a Borrower (but no Credit Extensions shall be made during the cure period);

8.5 Insolvency. (a) Either Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) either Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against either Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which either Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000);

8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance) shall be rendered against either Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. A Borrower or any Person acting for a Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between either Borrower and any creditor of such Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor that is not permitted under this Agreement.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and Bank;

(c) demand that Borrowers (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing a Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrowers it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrowers;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrowers’ Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointments as Borrowers’ attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Accounts Verification; Collection. Borrowers agree that upon Bank’s request, they shall blind copy Bank on email collection efforts involving Accounts of $500,000 or more and Accounts more than ninety (90) days from invoice date. If an Event of Default has occurred and is continuing for which Bank has accelerated payment of the Obligations or if Borrowers fail to comply in any material respect with a Bank request in accordance with the preceding sentence, Bank may notify any Person owing a Borrower money of Bank’s security interest in such funds and verify the amount of such account. After the occurrence and during the continuance of an Event of Default, any amounts received by Borrowers shall be held in trust by Borrowers for Bank, and, if requested by Bank, Borrowers shall immediately deliver such receipts to Bank in the form received from the Account Debtors, with proper endorsements for deposit.

9.4 Protective Payments. If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrowers are obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession (other than funds maintained in Borrowers’ deposit and investment accounts with Bank which are not the proceeds of Collateral dispositions prohibited hereunder), whether from a Borrower’s account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain jointly and severally liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from a Borrower’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain jointly and severally liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor. Any surplus funds remaining after the Obligations are satisfied in full shall be paid to Borrowers or other Persons legally entitled thereto. Borrowers shall remain jointly and severally liable to Bank for any deficiency.

9.6 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by a Borrower or Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrowers are liable.

10 NOTICES AND WAIVERS

10.1 Notices.

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or a Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	BigBand Networks, Inc.
BigBand Networks BAS, Inc.
475 Broadway Street
Redwood City, California 94063
Attn: Chief Financial Officer
Fax: 650.995.0060
Email:

If to Bank:	Silicon Valley Bank
2400 Geng Road, Suite 200
Palo Alto, California 94303
Attn: Scott Wiebe
Fax: 650.320.0016
Email: swiebe@svb.com

10.2 Subrogation and Similar Rights.

Notwithstanding any other provision of this Agreement or any other Loan Document, until the Obligations have been full and finally paid (other than inchoate indemnity and performance obligations), each Borrower irrevocably waives all rights that it may have at law or in equity (including any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from the other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 10.2 shall be null and void. If any payment is made to a Borrower in contravention of this Section 10.2, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10.3 Waivers of Defenses.

Each Borrower, to the extent that it is a guarantor of the Obligations, waives any defense arising from any defense of the other Borrower, or by reason of the cessation from any cause whatsoever of the liability of the other Borrower. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of either Borrower. Each Borrower, to the extent that it is a guarantor of the Obligations, also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder. Each Borrower, to the extent that it is a guarantor of the Obligations, waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against the other Borrower or any other Person liable to Borrower with respect to the Obligations in any manner or whatsoever. Each Borrower assumes the responsibility for being and keeping itself informed of the other Borrower’s financial condition and of all other circumstances bearing on the risk of nonpayment of the Obligations and that Bank shall have no duty to advise it of information that Bank has regarding the foregoing.

10.4 Waiver of Guarantor Defenses.

Each Borrower, to the extent that it is a guarantor of the Obligations and to the extent permitted by law, waives any defense based on impairment or destruction of its subrogation or other rights against the other Borrower and waives all benefits which might otherwise be available to it under California Civil Code §§ 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure §§ 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

10.5 Right to Settle, Release.

(a) Each Borrower’s liability hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, or rights, if any, which Borrower may now or hereafter have against any other Person, including the other Borrower, or property with respect to any of the Obligations.

(b) Without notice to the other Borrower and without affecting the liability of the other Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents, relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Neither Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrowers jointly and severally agree to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.3 Limitation of Actions. Any claim or cause of action by a Borrower or Borrowers against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by a Borrower or Borrowers by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of either Borrower’s officers or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Each Borrower agrees that such one-year period is a reasonable and sufficient time for such Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Agreement or any other Loan Document.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrowers. This Agreement and the other Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the other Loan Documents merge into this Agreement and the other Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. All financial information (other than any such information contained in periodic reports that a Borrower files with the Securities and Exchange Commission) disclosed by a Borrower to Bank in writing and all other written information that a Borrower discloses to Bank that is marked “Confidential” shall be considered confidential information for purposes of this Section 12.9, subject to the last sentence of this Section 12.9. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” is as of any date is the ratio of (i) Quick Assets to (ii) Current Liabilities, less Deferred Revenue.

“Adjustment Period” is a period commencing as of the first day of the month after a month for which the Adjusted Quick Ratio is less than 1.15 to 1.00 and continuing until to the first day of the month after the month for which the Adjusted Quick Ratio is 1.15 to 1.00 or greater.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, minus (d) during an Adjustment Period, the Term Loan principal outstanding, minus (e) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” and “Borrowers” are defined in the preamble hereof.

“Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) 80% of Eligible Accounts and 60% of Eligible Special Accounts plus (b) so long as an Adjustment Period is not in effect, the lesser of (i) either (A) 50% of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value), or (B) 50% of the value of Eligible Purchase Orders or (ii) $10,000,000, plus (c) 50% of Borrowers’ cash and Cash Equivalents, as determined by Bank from Borrower’s most recent Borrowing Base Certificate, net of all Obligations; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means, to the extent consistent with the Borrowers’ Board approved investment policy: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than eighteen (18) months from the date of acquisition; (b) commercial paper maturing no more than eighteen (18) months after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than eighteen (18) months after issue, provided that for certificates of deposit not issued by Bank, (i) such certificates of deposit are unrestricted funds, and (ii) account control agreements perfecting Bank’s security interest in such certificates are in effect; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Cash Management Services Sublimit” is defined in Section 2.1.4.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of

California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrowers described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Committed Availability” means, as the date of determination, an amount equal to the sum of the Revolving Line plus the Term Loan Amount minus all outstanding Credit Extensions.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Borrower maintains a Securities Account or a Commodity account, such Borrower and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrowers’ benefit.

“Current Liabilities” are all obligations and liabilities of Borrowers to Bank, plus, without duplication, the aggregate amount of Borrowers’ Total Liabilities that mature within one (1) year.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                             , maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Eligible Accounts” are Accounts which arise in the ordinary course of a Borrower’s business that meet all Borrowers’ representations and warranties in Section 5.3. Bank reserves the right, upon prior written notice to Borrower, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor has not been invoiced;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(d) Credit balances over ninety (90) days from invoice date;

(e) Accounts owing from an Account Debtor (other than Account Debtors listed in the Eligible Special Accounts definition), including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, except for Time Warner Cable, Comcast, Verizon, Cox Communications and Adelphia Communications, for which such percentage is 35% for the amounts that exceed that percentage, unless Bank approves in writing, but in each case only the amount in excess of such percentage shall be excluded;

(f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States except for Eligible Foreign Accounts;

(g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise—sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

(m) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

“Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that are (a) covered by credit insurance satisfactory to Bank, less any deductible; (b) supported by letter(s) of credit advised through and acceptable to Bank; or (c) that Bank approves in writing.

“Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of raw materials and finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) in the case of finished goods, meets all applicable governmental standards; (c) in the case of finished goods, has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is located at Borrower’s principal place of business (or any location permitted under Section 7.2); and (f) is otherwise acceptable to Bank in its good faith business judgment.

“Eligible Purchase Orders” are purchase orders that Borrowers have received from Time Warner Cable, Comcast, Verizon, Cox Communications, Adelphia Communications, Cablevision and Charter Communications that are within one hundred twenty (120) days of the date Borrowers received such purchase orders and which are otherwise acceptable to Bank in its good faith business judgment.

“Eligible Special Accounts” are Accounts for which Huawei China, Essent Kablecom, French Telecomm, British Telecomm, Kabel BW and Delta NV are the Account Debtors and which satisfy the requirements for Eligible Accounts (other than under clause (e) of the Eligible Accounts definition). Unless Bank otherwise agrees in writing, Accounts owing from an Account Debtor listed in this Eligible Special Accounts definition, including Affiliates, shall not be Eligible Special Accounts to the extent such Account Debtor’s total obligations to Borrower exceed twenty (20%) of all Accounts (but only the amount of such excess shall not be Eligible Special Accounts).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person or Contingent Obligation incurred in favor of any Person.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Subordination Agreement, any note, or notes or guaranties executed by either Borrower or any Guarantor, and any other present or future agreement between either Borrower or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or a material impairment in the value of the Collateral such that in the Bank’s reasonable determination, the Obligations exceed the value of the Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Obligations” are Borrowers’ obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank, and the performance of Borrowers’ duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisitions” are: any purchase (in one or more related transactions) of substantially all of the stock of, merger or consolidation with or acquisition of all or substantially all of the assets of, any Person, so long as no Default or Event of Default has occurred and is continuing, or would occur as a result thereof, where the cash consideration when aggregated with all Permitted Acquisition in such fiscal year would not exceed $3,000,000.

“Permitted Indebtedness” is:

(a) Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Borrowers’ Perfection Certificates;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness in an aggregate principal amount not to exceed $500,000 secured by Permitted Liens;

(g) Indebtedness of a Borrower to any Subsidiary or the other Borrower and Contingent Obligations of any Subsidiary with respect to obligations of either Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to a Borrower in an aggregate principal amount not to exceed $500,000 or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h) other Indebtedness not otherwise permitted by Section 7.4 not exceeding $1,000,000 in the aggregate outstanding at any time;

(i) Indebtedness resulting from Investments that are permitted by clause (f) of the Permitted Investments definition; and

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Borrowers’ Perfection Certificates and existing on the Effective Date;

(b)(i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f)(i) Investments of a Borrower in another Borrower; (ii) investments of non-Borrower Subsidiaries in non-Borrower Subsidiaries or in a Borrower; and (iii) Investments by a Borrower in non-Borrower Subsidiaries not to exceed the sum of (A) the operating expenses of such Subsidiaries in the ordinary course of business, and (B) $500,000 in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by a Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of a Borrower in any Subsidiary;

(j) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $1,000,000, in the aggregate in any fiscal year; and

(k) other Investments not otherwise permitted by Section 7.7 not exceeding $1,000,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which a Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;

(c) purchase money Liens (i) on Equipment acquired or held by a Borrower incurred for financing the acquisition of the Equipment securing no more than $500,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of a Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j) Liens in favor of other financial institutions arising in connection with a Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(k) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole and not having any priority over the Lien in favor of Bank.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, Borrowers’ consolidated, unrestricted cash, Cash Equivalents, and net billed accounts receivable.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of a Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to the Revolving Line Limit outstanding at any time.

“Revolving Line Limit” is at any time (i) $20,000,000, if an Adjustment Period is not in effect, and (ii) the sum of (A) $20,000,000, and (B) the Term Loan Amount outstanding at such time, if an Adjustment Period is in effect.

“Revolving Line Maturity Date” is August     , 2008.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Senior Manager” means the chief executive officer, chief financial officer, chief technology officer or vice president of engineering.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by a Borrower subordinated to all of such Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrowers and their Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrowers from their officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

“Term Loan Amount” is an aggregate amount equal to $10,000,000 outstanding at any time.

“Term Loan Maturity Date” is August     , 2009.

“Term Loan Payment” is defined in Section 2.1.5(b).

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrowers, but excluding all other Subordinated Debt.

“Transfer” is defined in Section 7.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

BIGBAND NETWORKS, INC.

By	/s/ Frederick A. Ball
Name:	Frederick A. Ball
Title:	Chief Financial Officer

BIGBAND NETWORKS BAS, INC.

By	/s/ Frederick A. Ball
Name:	Frederick A. Ball
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By	/s/ Scott M. Wiebe
Name:	Scott M. Wiebe
Title:	Vice President

Effective Date: 8/18/2006

[Signature page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following: (a) whether now owned or hereafter acquired any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of a Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (b) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by either Borrower of any Foreign Subsidiary or BigBand International, Inc., which shares entitle the holder thereof to vote for directors or any other matter.

Pursuant to the terms of a certain negative pledge arrangement with Bank, each Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

1

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON P.S.T.

Fax To:	Date: _____________________

LOAN PAYMENT:

BigBand Networks, Inc. and BigBand Networks BAS, Inc.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)
Amount of Advance $

All Borrowers’ representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

BIGBAND NETWORKS, INC.

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

1

BIGBAND NETWORKS BAS, INC.

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

2

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrowers: BigBand Networks, Inc. and BigBand Networks BAS, Inc.

Lender: Silicon Valley Bank

Commitment Amount: The Revolving Line Limit

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of _________________________	$	_______________
2. Additions (please explain on reverse)	$	_______________
3. TOTAL ACCOUNTS RECEIVABLE	$	_______________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Un-invoiced Accounts	$	_______________
5. Amounts over 90 days due	$	_______________
6. Balance of 50% over 90 day accounts	$	_______________
7. Credit balances over 90 days	$	_______________
8. Concentration Limits	$	_______________
9. Foreign Accounts	$	_______________
10. Governmental Accounts	$	_______________
11. Contra Accounts	$	_______________
12. Promotion or Demo Accounts	$	_______________
13. Intercompany/Employee Accounts	$	_______________
14. Disputed Accounts	$	_______________
15. Deferred Revenue	$	_______________
16. Other (please explain on reverse)	$	_______________
17. Eligible Special Accounts	$	_______________
18. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$	_______________
19. Eligible Accounts (#3 minus #18)	$	_______________
20. ELIGIBLE AMOUNT OF ACCOUNTS ( 80% of #19)	$	_______________

ELIGIBLE SPECIAL ACCOUNTS
21. Eligible Special Accounts Value as of _______________	$	_______________
22. ELIGIBLE AMOUNT OF SPECIAL ACCOUNTS (60% of #21)	$	_______________
PURCHASEORDERS
23. Eligible Purchase Orders Value as of _______________	$	_______________
24. ELIGIBLE AMOUNT OF PURCHASE ORDERS ( 50% of #23)	$	_______________

INVENTORY
25. Eligible Inventory Value as of _______________	$	_______________
26. ELIGIBLE AMOUNT OF INVENTORY ( 50% of #25)	$	_______________

CASH AND CASH EQUIVALENTS
27. Cash as of _______________	$	_______________
28. Cash Equivalents as of ________________	$	_______________
29. Obligations to Bank as of ______________	$	_______________
30. ELIGIBLE AMOUNT OF CASH AND CASH EQUIVALENTS ( 50% of #27 and #28, less #29)	$	_______________

BALANCES
31. Maximum Loan Amount	$	_______________
32. Total Funds Available [Lesser of (A) #31 or (B) (#20 plus #22) plus Lesser of (i) $10,000,000 and (ii) either #24 or #26, plus #30]	$	_______________

1

33. Present balance owing on Line of Credit	$	_______________
34. Outstanding under Sublimits	$	_______________
35. RESERVE POSITION (#32 minus #33 and #34)	$	_______________

The undersigned jointly and severally represent and warrant that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: BIGBAND NETWORKS, INC.		BANK USE ONLY

By:		Received by:
	Authorized Signer		AUTHORIZED SIGNER

Date:		Date:

BIGBAND NETWORKS BAS, INC.		Verified:
AUTHORIZED SIGNER
By:
	Authorized Signer	Date:

Date:		Compliance Status: Yes No

2

EXHIBIT D

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

BORROWER:	[BigBand Networks, Inc.][BigBand Networks BAS, Inc.]	DATE: August , 2006
BANK:	Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

1

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:

Name:

Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the __________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth

                        [print title]

above.

By:

Name:

Title:

2

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	BIGBAND NETWORKS, INC. and BIGBAND NETWORKS BAS, INC.

The undersigned authorized officer of BigBand Networks, Inc. and BigBand Networks BAS, Inc. (individually “Borrower” and collectively “Borrowers”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (1) Borrowers are in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) each Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against either Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which either Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrowers are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Borrowing Base Certificate A/R & A/P Agings	Monthly within 30 days	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Adjusted Quick Ratio:

Financial Covenant	Required		Actual		Complies
Maintain on a Quarterly Basis:
Minimum Tangible Net Worth	-$	6,000,000	$	_______	Yes No

1

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BIGBAND NETWORKS, INC.	BANK USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:

Verified:
BIG BAND NETWORKS BAS, INC.		AUTHORIZED SIGNER

Date:

By:	Compliance Status: Yes No
Name:
Title:

2

Schedule 1 to Compliance Certificate

Adjusted Quick Ratio and Financial Covenant of Borrower

[NOTE – some values for the calculations below refer to lines in other financial covenant calculations (see lines A and B for Adjusted Quick Ratio covenant). If the financial covenants with lines that serve as cross-references are not going to be measured (and are therefore not included in this schedule), then the drafter will have to insert the appropriate formulas in the financial covenants that are measured rather than just relying on cross-references.]

Dated: ____________________

I.	Adjusted Quick Ratio

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries	$

B.	Aggregate value of the net billed accounts receivable of Borrowers and their Subsidiaries	$

C.	Quick Assets (the sum of lines A through B)	$

D.	Aggregate value of Obligations to Bank	$

E.	Aggregate value of liabilities of Borrowers and their Subsidiaries (including all Indebtedness) that matures within one (1) year	$

F.	Current Liabilities (the sum of lines D and E)	$

G.	Deferred Revenue

H.	Quick Ratio (line C divided by line F, less line G)

II.	Tangible Net Worth (Section 6.7)

Required:	-$6,000,000

Actual:

A.

Aggregate value of liabilities of Borrowers and their Subsidiaries (including all Indebtedness) and current portion of Subordinated Debt permitted by Bank to be paid by Borrowers (but no other Subordinated Debt)

$

B.	Aggregate value of Indebtedness of Borrower subordinated to Borrowers’ Indebtedness to Bank	$

C.	Debt (line A minus line B)	$

D.	Aggregate value of total assets of Borrowers and their Subsidiaries	$

E.	Aggregate value of goodwill of Borrowers and their Subsidiaries	$

F.	Aggregate value of intangible assets of Borrowers and their Subsidiaries	$

G.	Aggregate value of any reserves not already deducted from assets	$

H.	Value of line II.A.	$

3

I.	Tangible Net Worth (line D minus line E minus line F minus line G minus line H plus line B)	$

Is line I equal to or greater than $6,00,000?

                 No, not in compliance                                                                                        Yes, in compliance

4

EXHIBIT F

PERFECTION CERTIFICATE

5